Exhibit 99.1
IMPORTANT INFORMATION
In connection with the merger with North American Senior Care, Inc. (“NASC”), Beverly Enterprises, Inc. (“BEI”) will file a proxy statement and other materials with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. BEI and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to any proposed transaction. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain BEI’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to BEI at 1000 Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.
FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In particular, statements regarding the consummation of the merger with North American Senior Care are subject to risks that the conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained.
In addition, our results of operations, financial condition and cash flows may be adversely impacted by the recently concluded auction process and the announcement of the proposed transaction with North American Senior Care, which may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the auction process and the transaction with North American Senior Care. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
BELOW IS THE TEXT OF A LETTER PUBLISHED IN A LOCAL NEWSPAPER FROM WILLIAM R. FLOYD, THE CHAIRMAN,
PRESIDENT AND CHIEF EXECUTIVE OF BEI TO THE RESIDENTS OF THE FORT SMITH, ARKANSAS COMMUNITY AND
SURROUNDING AREAS.

A MESSAGE TO OUR COMMUNITY
Beverly Enterprises, Inc. (BEI) has been a proud corporate citizen for almost 30 years in the City of Fort Smith, Arkansas, where we employ nearly 700 people in and around the community.
After facing a hostile takeover early this year from parties that would have sold off the company’s nursing homes and closed the Fort Smith headquarters, BEI’s Board of Directors, at the direction of the company’s shareholders, decided to put the company up for sale under an open auction process. We selected a bid from North American Senior Care (NASC).
By now, many of you have heard some rumors and myths about our sales agreement with NASC. Much of what is being said out there is simply untrue.
Fort Smith, Arkansas is our community. We are proud to call it home, and you deserve to know the facts:
•	FACT ONE: NASC has stated its intention to retain BEI’s various businesses, including BEI’s eldercare service businesses, and to keep BEI’s headquarters and company-support functions in and around Fort Smith.

•	FACT TWO: We haven’t been discussing the specifics of the sale, simply because they have not been formulated yet, and won’t be until NASC finalizes its financing commitments, which we anticipate will happen by November 18th. Any comments before that time would be speculative and irresponsible.

•	FACT THREE: Under the terms of our agreement with NASC, NASC must fully adhere to BEI’s Corporate Integrity Agreement with the US Department of Health and Human Services, which specifically addresses the delivery of quality care to our patients everywhere we operate.

•	FACT FOUR: There will continue to be strong regulatory oversight of BEI’s homes after our sale to NASC. The Arkansas Office of Long Term Care and the Office of the Attorney General, along with federal agencies, have and will continue to exercise their oversight authority over all nursing homes in the state.

•	FACT FIVE: If this sale to NASC is not completed, BEI will not return to pre-takeover status. BEI’s Board has clear instructions from its shareholders to sell the company.
We’ve always worked hard to make the delivery of quality care our most fundamental “core process” at BEI. Only through success in this critical area can the company be successful — regardless of whether BEI is publicly held as it is today or privately owned, as it will be after the sale. We believe that this commitment to quality care simply makes good business sense.
We look forward to your support as we work with NASC to provide a smooth transition during the remaining stages of the sale — for the patients in BEI’s care, for their families, and for our associates.
Sincerely,
William R. Floyd
Chairman and Chief Executive Officer
Beverly Enterprises, Inc.